EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of RVL Pharmaceuticals plc for the registration of up to 24,572,651 Ordinary Shares underlying Series A-1 Warrants, Series A-2 Warrants and Placement Agent Warrants and to the incorporation by reference therein of our report dated March 20, 2023, with respect to the consolidated financial statements of RVL Pharmaceuticals plc included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 23, 2023